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AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD, INC.:
Bill Prange                   Larry Stein              Bill Schmidle
Chief Executive Officer       General Inquiries        Analyst Inquiries
(612) 551-5000                (312) 266-7800           (312) 266-7800


FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 27, 1998


BRAUN'S FASHIONS CORPORATION ANNOUNCES MANAGEMENT SUCCESSION

MINNEAPOLIS, MN, FEBRUARY 27, 1998 -- Completing the final step in its management succession plan, BRAUN'S FASHIONS CORPORATION (NASDAQ: BFCI) today announced the election of William J. Prange as Chief Executive Officer.
Mr. Prange, 43, joined Braun's in 1994 as Senior Vice President/General Merchandising Manager and was appointed President and Chief Merchandising Officer in July 1997. Through his leadership in building a direct import program that delivers quality fashions at value prices, Braun's customer base and same-store sales have grown considerably in recent years.

The company also announced the following promotions: Joseph Pennington to Executive Vice President/Chief Operating Officer; Ralph C. Neal to Executive Vice President/Store Operations; Kathryn Gangstee to Senior Vice
President/General Merchandising Manager; and Andrew Moller to Vice President Finance/Chief Financial Officer.

Nicholas H. Cook, the company's Chief Executive Officer since 1990, will continue as Chairman of the Board. Herbert D. Froemming, the company's Vice Chairman, has chosen to take early retirement and will continue with Braun's over the next few months to facilitate an orderly transition.

Cook said, "It is very gratifying to see our long-term succession plan come to fruition with Bill Prange becoming CEO and the promotion of his top operating people to senior management positions. Bill and this new management team have been very instrumental in creating a new Braun's, with stronger merchandising, store identity and operating disciplines. This management team has already demonstrated the ability to lead the company and their new positions will give them even greater opportunities for success."

Cook added, "I would also like to personally thank Herb Froemming for his significant contributions over the many years to Braun's. We appreciate his tremendous contributions in developing this management team and extend our best wishes for the future."

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BRAUN'S FASHIONS CORPORATION ANNOUNCES MANAGEMENT SUCCESSION
Minneapolis, MN, February 27, 1998 -- CONTINUED
Page 2


As part of the Management Succession Plan, the company will incur a one-time extraordinary pre-tax charge to earnings of approximately $775,000 or $0.13 diluted per share in the fourth quarter of fiscal 1998. The majority of this earnings charge is non-cash, reflecting the accelerated vesting of previously issued stock options.

Cook briefly reviewed the contributions of other newly promoted individuals:

- Joseph Pennington, Executive Vice President/Chief Operating Officer, is a seasoned leader who has significantly improved Braun's merchandise planning and distribution systems.

- Ralph C. Neal, Executive Vice President/Store Operations, has implemented Braun's operating disciplines and coordinates visual presentation with merchandising strategy.

- Kathryn Gangstee, Senior Vice President/General Merchandising Manager, has worked closely with Bill Prange to build the direct import program and implement merchandising strategy.

- Andrew Moller, Vice President Finance/Chief Financial Officer, is a CPA who has worked closely with Herb Froemming to maintain financial disciplines throughout Braun's operations.

Braun's Fashions Corporation is a Minneapolis-based specialty retailer of women's clothing and accessories that focuses on quality/value-priced fashions for working women. Presently, the company has 180 stores operating in 20 states, located primarily in the upper Midwest. Braun's common stock is traded on the Nasdaq Stock Market under the ticker symbol BFCI.


FOR MORE INFORMATION ON BRAUN'S FASHIONS CORPORATION VIA FACSIMILE AT NO COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY CODE TICKER BFCI.


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